UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 26, 2011

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 26, 2011, Cabot Corporation (the "Company") entered into a $550 million revolving credit agreement (the "Credit Agreement") with JPMorgan Chase Bank, N.A. as Administrative Agent, Citibank, N.A., as Syndication Agent, and the other lenders party thereto. Borrowings under the Credit Agreement may be made in multiple currencies and used for working capital requirements, letters of credit and other general corporate purposes. The facility matures on August 25, 2016. Concurrently with entering into the Credit Agreement, the Company terminated its $450 million revolving credit agreement with Bank of America, N.A., JPMorgan Chase Bank, N.A. and the other lenders thereto, which, by its terms, was scheduled to mature on June 2, 2014.

The Credit Agreement requires the Company to comply on a quarterly basis with certain financial covenants which are substantially similar to those contained in the terminated credit facility, and include a subsidiary debt to total capitalization ratio, a consolidated leverage ratio and an interest coverage test. The Credit Agreement also includes negative covenants restricting or limiting, subject to exceptions, the Company’s ability to, among other things, engage in certain transactions, as well as customary representations and warranties, affirmative covenants and events of default.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosure set forth under "Item 1.01 Entry into a Material Definitive Agreement," which is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

August 26, 2011	By:	Brian A. Berube

Name: Brian A. Berube
Title: Vice President and General Counsel